Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Fourth Quarter 2013 Results

-Growth in Service, “Road Ahead” Stores and Omni-Channel Business-

PHILADELPHIA — April 14, 2014 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen (fourth quarter) and fifty-two (fiscal year) weeks ended February 1, 2014.

Fourth Quarter

Sales

Sales for the thirteen weeks ended February 1, 2014 decreased by $35.1 million, or 6.6%, to $495.7 million from $530.8 million for the fourteen weeks ended February 2, 2013. Excluding the fourteenth week of Q4 2012, sales increased by $1.0 million, or 0.2%, while comparable sales decreased 2.4%, consisting of a 1.4% comparable service revenue increase and a 3.4% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Excluding the fourteenth week of Q4 2012 and re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue decreased 0.3%, while comparable retail sales decreased 4.6%.

Earnings

Net loss for the fourth quarter of fiscal 2013 was $3.3 million ($0.06 per share) as compared to a net loss of $14.5 million ($0.27 per share) for the fourth quarter of fiscal 2012. On a pre-tax basis, the 2013 results included a $2.8 million asset impairment charge and $0.4 million of debt refinancing expense, while the 2012 results included a $17.8 million pension settlement charge and a $1.8 million asset impairment charge, partially offset by a $1.6 million gain from the disposition of assets.

Fiscal Year

Sales

Sales for fiscal year 2013 decreased by $24.1 million, or 1.2%, to $2,066.6 million from $2,090.7 million for fiscal year 2012. Excluding the fifty-third week of 2012, sales increased by $11.9 million, or 0.6%, while comparable sales decreased 1.3%, consisting of a 1.6% comparable service revenue increase and a 2.1% comparable merchandise sales decrease. Excluding the fifty-third week of 2012 and re-categorizing sales (see above), comparable service center revenue increased 0.2%, while comparable retail sales decreased 3.1%.

Earnings

Net earnings for fiscal year 2013 were $6.9 million ($0.13 per share) as compared to $12.8 million ($0.24 per share) for fiscal year 2012. On a pre-tax basis, the 2013 results included, a net charge of $8.7 million comprised of a $7.7 million asset impairment charge, a $0.6 million severance charge and $0.4 million of debt refinancing expense. The fiscal year 2012 results included, on a pre-tax basis, a net benefit of $3.9 million comprised of $42.8 million of merger termination fees, net of related expenses, and a $1.3 million gain from the disposition of assets, mostly offset by a $17.8 million pension settlement charge, a $10.6 million asset impairment charge, $11.2 million of debt refinancing expense and $0.7 million of severance expense.

Commentary

“Our service business continues to grow,” said President & CEO, Mike Odell. Mike continued, “On a comparable store basis, customer count, maintenance and repair sales and tire units all grew quarter over quarter. While retail tire pricing has recently stabilized, prices are still below last year’s level, which has and is expected to continue to negatively impact top line sales results through the second quarter of 2014.  We are also growing our service footprint, adding 30 Service & Tire Centers during fiscal 2014. These new Service & Tire Centers showcase the welcoming exterior curb appeal and comfortable customer lounge of our new ‘Road Ahead’ format.

In addition to allowing us to realize our vision to be the best alternative to the dealer, our Road Ahead strategy also allows us to use our retail business to drive our service business.  Our first completed Road Ahead market in Tampa continues to produce returns in line with our 15% hurdle rate. Based on those results, we are moving forward to complete an additional 20 stores in three markets — San Francisco, Boston and Charlotte — during the first half of 2014 and initiating plans for an additional three markets to be completed in late 2014/early 2015.”

Mike added, “Our new Road Ahead strategy includes strong growth from our digital omni-channel initiatives. Overall, sales from service appointments made online, tires purchased online and installed in our service bays, and products purchased online for store pick up or home delivery grew 152% in the fourth quarter.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the fourth quarter will be broadcast live on Tuesday, April 15 at 8:30 a.m. EDT over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, April 15 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:

Sanjay Sood

(215) 430-9105

Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen and fourteen weeks ended	February 1, 2014	February 2, 2013

Total revenues	$495,733,000	$530,847,000

Net loss	$(3,331,000)	$(14,543,000)

Basic loss per share:
Average shares	53,422,000	53,364,000

Basic loss per share:	$(0.06)	$(0.27)

Diluted loss per share:
Average shares	53,968,000	53,975,000

Diluted loss per share:	$(0.06)	$(0.27)

Fifty-two and fifty-three weeks ended	February 1, 2014	February 2, 2013

Total revenues	$2,066,568,000	$2,090,730,000

Net earnings	$6,865,000	$12,810,000

Basic earnings per share:
Average shares	53,378,000	53,225,000

Basic earnings per share:	$0.13	$0.24

Diluted earnings per share:
Average shares	53,963,000	53,954,000

Diluted earnings per share:	$0.13	$0.24